Phase 1 : BEV Development Road-map

In response to Elektros request to develop new BEV

Rev.	Date	Ref. SEGULA	Ref. Client	Revision memo	Issued by /name I title)
Initial	Feb 25, 2021				[********]

I	Offer period I Valid for 30 days

SUMMARY

1. PURPOSE ....,,,,..,............................................................................................................................

2. CARRYING OUT THE SERVICES ..................................................................................................

2.1. Scope of work .................................................................................................................. .

2.2. Input data ...........................................................................................................................

2.3. Output data/ Deliverables .................................................................................................

2.4. Supervision of the services................................................................................................

2.5. Places where the services will be provided........................................................................

2.6. Time schedule.................................................................................................................. ..

2.7. Client's contact person ......................................................................................................

3. FINANCIAL CONDITIONS ...............................................................................................................

3.1. Price..................................................................................................................................

3.2. Payment terms ...................................................................................................................

4. MODIFICATION OF SERVICES......................................................................................................

5. FINAL PROVISIONS ........................................................................................................................

5.1. Offer period ........................................................................................................................

5.2. General terms and conditions applicability .........................................................................

Annexe 1. SEGULA's General Terms and Conditions ....................................................................

1. PURPOSE

Elek/ros wants to develop and market a new Battery Electric Vehicle starting from a 'blank piece of paper'; Segula Technologies will create a high level vehicle development road-map for Elektros and will work to identify companies with a developed EV Chassis - which can be used to jump-start the vehicle development process by Elektros

2. CARRYING OUT THE SERVICES

2.1. Scope of work

Develop BEV development road-map

Identify to the best of our ability the following items:

FMVSS I EPA I NHTSA Requirements to sell BEV in US Market Summarize key vehicle attributes needed to have viable product

o	Battery Range, Speed I Power Levels

o       Competition in Market - other EV products and companies Typical Funding Process

Potential budget required to bring BEV to market

Coordination with Technicon Design team on styling and design attributes Develop list of potential companies to support low volume production

2.2. Input data

Input data to be developed jointly with Elektros team

Annual vehicle volume

Confirm Market Segment - Passenger Car, Delivery Vehicle, etc

2.3. Output data / deliverables

'See section 2.1 - this includes both Scope of Work and potential deliverables

2.4. Supervision of the services

Segula Technologies will assign Project Lead in US to coordinate development of the deliverables identified with support of teams in France and Germany

-	It is estimated the project will require approx. 304 hrs of time - split between the different groups of Segula
-	Hours will be tracked and reported on weekly basis

2.5. Places where the services will be provided

There will be several locations contributing to the development of this road-map between US and Europe - the project lead is working out of Plymouth offices.

2.6. Services time schedule

Based on finalized contract and confirmation of first payment - work will begin; goal will be to develop overall road-map and identified deliverables sooner than the 304 hrs estimate provided.

2.7. Client's contact person

The technical representative appointed by the client is: Levi Jacobson - specific contact details to be finalized at a later date.

3. FINANCIAL CONDITIONS

3.1.	Price

As full compensation for the complete performance of the services detailed in Article 2.1. above, the client shall pay SEGULA: [****] per hour, total estimate hours to deliver BEV Road-Map as described above is [****] hrs

The above-mentioned price is exclusive of taxes, freight charges, VAT, custom duty, taxes and other contributions of any nature whatsoever, at the rate in force at the date of the contract or order which will be borne exclusive of the Client. Any variation in prices after this date is in principle not applicable to ongoing purchase orders.

3.2.	Payment terms

Invoices will be issued by SEGULA in accordance with the following payment schedule

Payment in advance of work: Project will be split into payments- first payment of $25,000 is needed in advance of any work starting

4.	MODIFICATION OF THE SERVICES

In case of change in the nature or scope of the services after the acceptance of this commercial proposal, SEGULA shall be entitled to modify by additions, deletions or alterations the scope of services, the services time schedule or any other part of the commercial proposal and will issue a change order with a description of the modifications required. Such a change order shall be mutually agreed and signed by the parties.

••SEGULA - TECHNOLOGIES	COMMERCIAL PROPOSAL	Elektros
	REFERENCE : Elektros BEV	Page 5 sur 8
In response to : Elektros request to develop new BEV		Rev. : initial offer
Rev. date : Feb 23, 2021

5.	FINAL PROVISIONS

5.2.	Offer period

This commercial proposal shall be valid for a period of 30 days starting from the date of issuance mentioned on first page. Therefore the commercial proposal will have no effect after the date of expiry of the above-mentioned period.

5.3.	General terms and conditions applicability

The Client declares that he has full knowledge of SEGULA's terms and conditions attached hereto, accepts that the abovementioned terms and conditions govern the services to be provided under this commercial proposal and waives, therefore, to rely on any contradictory document including its own terms and conditions of purchase that will be unenforceable against SEGULA even if attached to or included in a purchase order issued by the Client after the date of this commercial proposal.

FOR SEGULA		FOR THE CLIENT
NAME	[********]	NAME	Levi Jacobson
TITLE	CEO / Managing Director Segula Technologies NA	TITLE	CEO Elektros
DATE	March 2, 2021	DATE	March 1, 2021
BY		BY	/s/ Levi Jacobson
••SEGULA • TECHNOLOGIES	COMMERCIAL PROPOSAL	Elektros
	REFERENCE : Elektros BEV	Page 6 sur 8
In response to: Elektros request to develop new BEV		Rev. : initial offer
Rev. date : Feb 23, 2021